                                                                    EXHIBIT 4(h)
                                                           Draft of July 5, 1995


                               GUARANTEE AGREEMENT


          GUARANTEE AGREEMENT (this "Guarantee"), dated as of ___________________, 1995 is executed and delivered by COMSAT Corporation, a corporation organized under the laws of the District of Columbia ("COMSAT"), for the benefit of the Holders (as hereinafter defined) from time to time of the Preferred Securities (as hereinafter defined) of COMSAT Capital I, L.P., a Delaware limited partnership ("COMSAT Capital" or the "Partnership").

          WHEREAS, COMSAT Capital is issuing up to 8,000,000 of its ______% Cumulative Monthly Income Preferred Securities, with a liquidation preference of $25 each (the "Preferred Securities"), and COMSAT desires to issue this Guarantee for the benefit of the Holders, as provided herein;

          WHEREAS, COMSAT Capital will purchase the Subordinated Debentures (as hereinafter defined) issued pursuant to the Indenture (as hereinafter defined) with the proceeds from the issuance and sale of the Preferred Securities and its other partnership interests (the "Partnership Interests"); and

          WHEREAS, COMSAT desires hereby unconditionally and irrevocably to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as hereinafter defined) and to perform the other obligations set forth herein.

          NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase COMSAT hereby agrees shall benefit COMSAT, COMSAT executes and delivers this Guarantee for the benefit of the Holders.


1.        DEFINITIONS.

          As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Agreement of Limited Partnership of COMSAT Capital I, L.P., dated as of ___________________, 1995 (the "Limited Partnership Agreement").

          1.1 "Additional Dividends" means Dividends (as defined herein) that shall accumulate on any Dividend arrearages in respect of the Preferred Securities at the rate of ______% per annum, compounded monthly.

          1.2 "Dividends" means the cumulative cash distributions from the Partnership with respect to the Preferred Securities, accumulating from __________________, 1995 and payable monthly in arrears on the last day of each calendar month of the year, commencing __________________, 1995.

          1.3 "General Partner" means COMSAT in its capacity as general partner in COMSAT Capital or any permitted successor general partner in COMSAT Capital admitted as such pursuant to the applicable provisions of the Limited Partnership Agreement.

          1.4 "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by COMSAT Capital: (a) any accrued and unpaid Dividends (including any Additional Dividends accrued thereon) to the extent such Dividends have been declared by COMSAT Capital on the Preferred Securities out of moneys held by COMSAT Capital and legally available therefor;
(b) the Redemption Price (as defined herein) (including all accrued and unpaid Dividends) payable out of funds legally available therefor with respect to any Preferred Securities called for redemption by COMSAT Capital; and (c) upon a liquidation of COMSAT Capital, the lesser of (i) the Liquidation Distribution (as defined herein) and (ii) the amount of assets of COMSAT Capital remaining available for distribution to Holders in liquidation of COMSAT Capital, except in the event that a Tax Event or an Investment Company Event has occurred and the General Partner has elected to dissolve COMSAT Capital and cause the Subordinated Debentures to be distributed to the Holders in liquidation of COMSAT Capital as provided in Clauses (ii) or (iii) of Section 6.2(c) of the Limited Partnership Agreement.

          1.5 "Holder" shall mean the registered holder from time to time of any Preferred Securities of COMSAT Capital; PROVIDED, HOWEVER, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include, and outstanding liquidation preference shall not include the liquidation preference of Preferred Securities held by, COMSAT or any Subsidiary thereof, either directly or indirectly.

          1.6 "Indenture" shall mean the Indenture, dated as of __________________, 1995, between COMSAT and The First National Bank of Chicago, as trustee, relating to the Subordinated Debentures.

          1.7 "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $25 per Preferred Security, plus all accrued and unpaid Dividends on the

Preferred Securities to the date of payment, including any Additional Dividends accrued thereon.

          1.8 "Redemption Price" shall have the meaning ascribed to such term in the Limited Partnership Agreement.

          1.9 "Special Representative" shall mean a special representative appointed by the Holders of the Preferred Securities pursuant to Section 6.2(f) of the Limited Partnership Agreement.

          1.10 "Subordinated Debentures" shall mean the ______% Junior Subordinated Deferrable Interest Debentures issued pursuant to the Indenture.

          1.11 "Subsidiary" of any Person means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


2.        GUARANTEE.

          2.1 GENERAL. COMSAT irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except, subject to the proviso in Section 2.7 hereof, to the extent paid by COMSAT Capital), regardless of any defense, right of set-off or counterclaim which COMSAT Capital may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. COMSAT's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by COMSAT to the Holders or by causing COMSAT Capital to pay such amounts to the Holders.

          2.2 WAIVER OF CERTAIN RIGHTS. COMSAT hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          2.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of COMSAT under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (a) the release or waiver, by operation of law or otherwise, of the performance or observance by

          COMSAT Capital of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by COMSAT Capital;

                (b) the extension of time for the payment by COMSAT Capital of all or any portion of the Dividends (including any Additional Dividends), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

                (c) any failure, omission, delay or lack of diligence on the part of the Holders or the Special Representative to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders or such Special Representative pursuant to the terms of the Preferred Securities or the Limited Partnership Agreement, or any action on the part of the Holders, the Special Representative or COMSAT Capital granting or consenting to indulgence or extension of any kind;

                (d) the voluntary or involuntary liquidation, dissolution, winding-up, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, COMSAT Capital or any of the assets of COMSAT Capital;

                (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

                (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain any consent of, COMSAT with respect to the happening of any of the foregoing.

          2.4 GUARANTOR, SPECIAL REPRESENTATIVE OR HOLDERS MAY PROCEED DIRECTLY AGAINST COMSAT. This Guarantee is a guarantee of payment and not of collection. This Guarantee will be deposited with the General Partner to be held for the benefit of the Holders. In the event of an appointment of a Special Representative pursuant to the Limited Partnership Agreement to, among other things, enforce the rights of the Holders under this Guarantee, the Special Representative may take possession of this Guarantee for such purpose. If no Special Representative has been appointed to enforce this Guarantee, the General Partner has the right to enforce this Guarantee on behalf of the Holders. The Holders of not less than 10% in liquidation preference of all outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce this Guarantee as provided above, any Holder may enforce this Guarantee directly against COMSAT as guarantor, and COMSAT waives any right or remedy to require that any action be brought against COMSAT Capital or any other person or entity before proceeding against COMSAT. Subject to Section 2.5 hereof, all waivers herein contained shall be without prejudice to the right of a Holder or the Special Representative, at its option, to proceed against COMSAT Capital, whether by separate action or by joinder. COMSAT agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by COMSAT Capital, but subject to the proviso in
Section 2.7 hereof) and by complete performance of all obligations under this Guarantee.

          2.5 SUBROGATION. COMSAT shall be subrogated to all (if any) rights of the Holders against COMSAT Capital in respect of any amounts paid to the Holders by COMSAT under this Guarantee and shall have the right to waive payment of any amount of Dividends in respect of which payment has been made to the Holders by COMSAT pursuant to Section 2.1 hereof; PROVIDED, HOWEVER, that COMSAT shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to COMSAT in violation of the preceding sentence, COMSAT agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

          2.6 INDEPENDENT OBLIGATIONS. COMSAT acknowledges that its obligations hereunder are independent of the obligations of COMSAT Capital with respect to the Preferred Securities and that COMSAT shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3 hereof.

          2.7 TERMINATION. This Guarantee shall terminate as to each Holder and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities held by such Holder and will terminate completely upon full payment of the amounts payable upon liquidation of COMSAT Capital; PROVIDED, HOWEVER, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities or under this Guarantee for any reason whatsoever.


3.        CERTAIN COVENANTS OF COMSAT.

          3.1 DIVIDENDS AND OTHER PAYMENTS. So long as any Preferred Securities remain outstanding, COMSAT will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than as a result of a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock) or make any guarantee payments with respect to the foregoing, if at such time (a) COMSAT has exercised its option to defer interest payments on the Subordinated Debentures and such deferral is continuing, (b) COMSAT shall be in default with respect to its payment or other obligations hereunder, or (c) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture.

          3.2 CERTAIN OTHER COVENANTS. COMSAT covenants that, so long as any Preferred Securities remain outstanding, it shall: (a) maintain direct 100% ownership of the Partnership Interests and any other interests in COMSAT Capital other than the Preferred Securities (except as permitted in the Limited Partnership Agreement); (b) cause at least 3% of the total value of COMSAT Capital and at least 3% of all interest in the capital, income, gain, loss, deduction and credit of COMSAT Capital to be held by COMSAT as General Partner;
(c) not voluntarily dissolve, wind up or liquidate itself or COMSAT Capital; (d) remain the General Partner of COMSAT Capital and timely perform all of its duties as General Partner (including the duty to cause COMSAT Capital to declare and pay dividends on the Preferred Securities), unless a permitted successor General Partner is appointed pursuant to the Limited Partnership Agreement; and
(e) subject to the terms of the Preferred Securities, use reasonable efforts to cause COMSAT Capital to remain a Delaware limited partnership and otherwise continue not to be treated as an association taxable as a corporation for United States federal income tax purposes, except, in all cases, in connection with certain mergers, consolidations or amalgamations permitted by the Limited Partnership Agreement.


4.        SUBORDINATION.

          4.1 SUBORDINATION. COMSAT covenants and agrees, and each Holder by his or her acceptance of such Preferred Securities shall be deemed to acknowledge and agree that for all purposes (including any bankruptcy, insolvency, or reorganization of COMSAT) this Guarantee constitutes an unsecured obligation of COMSAT ranking (i) subordinate and junior in right of payment to all liabilities of COMSAT, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by COMSAT and with any guarantee now or hereafter entered into by COMSAT in respect of any preferred or preference stock or preferred securities of any affiliate of COMSAT and (iii) senior to COMSAT Common Stock.


5.        MISCELLANEOUS.

          5.1   THIRD PARTY BENEFICIARIES.  Subject to the limitations of
Section 2.4, all of COMSAT's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Preferred Securities. Each Holder is an intended third-party beneficiary of this Guarantee.

          5.2 SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of COMSAT and shall inure to the benefit of the Holders then outstanding. Except as permitted by Section 5.4 hereof, COMSAT shall not assign its rights or delegate its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

          5.3 AMENDMENTS. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no vote will be required), this Guarantee may only be amended with the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding, which approval shall be obtained as described in the Limited Partnership Agreement.

          5.4 CONSOLIDATION, MERGER OR SALE OF ASSETS. COMSAT, without the consent of any Holders, may merge or consolidate with or into another entity or may permit another entity to merge or consolidate with or into COMSAT, and may sell, transfer or lease all or substantially all of COMSAT's assets to another entity, if (a) at such time no Event of Default (as defined in the Indenture) shall have occurred and be continuing, or would occur as a result of such merger, consolidation or sale, transfer or lease and (b) the survivor of such merger or consolidation or entity to which COMSAT assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof or the District of Columbia, becomes the General Partner (if COMSAT is then the General Partner), assumes all of COMSAT's obligations under this Guarantee and has a net worth equal to at least 10% of the total capital contributions to COMSAT Capital.

          5.5 NOTICES. Any notice, request or other communication required or permitted to be given hereunder to COMSAT shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail) or telex, addressed to COMSAT, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

          COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, Maryland  20817
          Attention:  Chief Financial Officer
          Telecopy:  (301) 214-7132

          Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by COMSAT in the same manner as notices are sent by COMSAT Capital to the Holders.

          5.6 GENDERS. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

          5.7 GUARANTEE NOT SEPARATELY TRANSFERABLE. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

          5.8 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          5.9 SEVERABILITY. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          5.10 HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

          IN WITNESS WHEREOF, COMSAT has caused this Guarantee to be duly executed as of the day and year first above written.

                              COMSAT Corporation


                              By:
                                  -----------------------------
                                  Bruce L. Crockett
                                  President and Chief Executive
                                    Officer


ATTEST:


- -------------------------
Secretary